Exhibit 99.1

Capital Lease Funding Announces Second Quarter 2004 Results

    NEW YORK--(BUSINESS WIRE)--Aug. 10, 2004--Capital Lease Funding, Inc. (NYSE: LSE), a net lease REIT, today announced its results for the second quarter ended June 30, 2004.

    Financial Highlights for the Second Quarter 2004:

    --  Earnings and Funds From Operations of $0.02 per share

    --  Loan and acquisition pipeline continues to expand

    --  $60 million in net lease investments closed

    Net income to common shareholders for the second quarter 2004 was $443,000, or $0.02 per basic and diluted share (based on approximately
27.5 million weighted average shares outstanding during the second quarter), compared to a net loss of $4.2 million, or $0.71 per weighted average basic and diluted share in the first quarter (based on approximately 5.9 million weighted average shares outstanding during the first quarter). The second quarter results include a non-cash charge of $334,000 or $0.01 per share for stock based compensation. Tangible book value of equity on a fully diluted per share basis was $9.36 as of June 30, 2004. For the second quarter ended June 30, 2004, the Company reported funds from operations ("FFO") of $443,000, or $0.02 per basic and diluted share, on total revenues of $2.8 million.
    Paul McDowell, Chief Executive Officer, stated, "We made significant progress in our first complete quarter as a public company. During the quarter we closed $60 million in new long-term net lease investments bringing our total to $164 million. As of today, we have closed or have under due diligence an additional $253 million, including $133 million in property acquisitions. This brings the Company's investments closed or in due diligence to over $410 million. After only one full quarter as a public company, we are roughly 50% toward our target goal of investing $800 to $900 million dollars in high quality net lease assets by the first quarter 2005."

    Capital Structure:

    On June 30, 2004, the Company had total assets of $260.9 million, $56.5 million in available cash and cash equivalents, no debt obligations and $300 million available under its existing secured credit facilities.

    Recent Events

    CapLease has purchased one property and signed definitive contracts to purchase four other separate properties at an overall purchase price of $133 million. The weighted average Standard & Poor's credit rating of the tenants is single A. Tenants include, Aon Corporation, the U.S. Government, Crozer Keystone Health Systems, Siemens Westinghouse and Baxter International. Each pending transaction remains subject to customary due diligence and closing conditions.
    The Company has also reached preliminary agreement on a new $250 million secured warehouse facility with Wachovia Bank to replace the existing $100 million facility. This facility, expandable to $450 million upon the satisfaction of certain conditions, will permit the Company to finance all of its major product lines on a short-term basis prior to obtaining long term financing. The closing of the new facility remains subject to the completion of final documentation and satisfaction of customary closing conditions. The Company believes that the expanded warehouse facility is broadly compatible with the Company's other secured facility with Bank of America.

    2004 Third Quarter Guidance:

    Based upon first half 2004 results and the current outlook, management is providing FFO guidance for third quarter 2004 of $0.06-$0.07 per diluted share, including a $0.01 charge for non-cash items relating to stock based compensation. The Company's guidance for the third quarter 2004 is based on management's expectation that it will successfully close during the third quarter a significant portion of the $208 million in net lease investments that it currently has under due diligence.
    In addition, it remains the Company's intent to recommend to its Board of Directors that the Company declare a dividend in September 2004, which will be payable in October 2004. The Company currently expects the dividend to be in the range of $0.09 to $0.10 per share.
    The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to the Company's projections.

    Conference Call:

    Capital Lease Funding will hold a conference call and webcast to discuss the Company's first quarter 2004 after the market close on Tuesday, August 10th, 2004, at 5:00 p.m. (Eastern Time). Hosting the call will be Paul H. McDowell, Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.
    Interested investors and other parties may listen to the conference call by dialing 1-877-715-5317 or for international participants 1-973-582-2751. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.caplease.com under the Investor Relations section. Institutional investors can access the webcast via the password-protected event management site www.streetevents.com. The webcast is also available to individual investors at www.fulldisclosure.com.
    A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website for seven days following the call. A recording of the call also will be available one hour after the call by dialing 1-877-519-4471 or for international participants 1-973-341-3080 and entering passcode 4961105. The replay will be available until August 20, 2004.

    Notes to Financial Information

    Non-GAAP Financial Measures

    Funds from operations (FFO) is a non-GAAP financial measure. The Company believes FFO is a useful additional measure of the Company's performance because it facilitates an understanding of the operating performance of the Company after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminishes predictably over time. In addition, the Company believes that FFO provides useful information to the investment community about the Company's financial performance as compared to other REITs since FFO is generally recognized as an industry standard for measuring the operating performance of an equity REIT.
    The Company calculates FFO (consistent with the NAREIT definition) as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effects of dilutive securities. For the second quarter of 2004, there was no difference between FFO and GAAP earnings.
    The Company defines transactions under due diligence as being those which we have either a fully executed loan application or purchase contract with cash deposits in place and the closing of those transactions is subject only to customary due diligence and the satisfaction of defined closing conditions.

    Forward-Looking and Cautionary Statements:

    This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

    --  our ability to identify and secure net lease investments;

    -- our ability to close the net lease investments we currently have under due diligence on acceptable terms;

    -- our ability to invest the proceeds of our initial public offering in net lease assets in a timely manner or on acceptable terms;

    -- our ability to successfully implement our change in business strategy, including our ability to obtain long-term financing for our net lease assets;

    -- changes in our industry, the industries of our tenants, interest rates or the general economy;

    --  the success of our hedging strategy;

    --  the availability, terms and deployment of capital;

    --  demand for our products;

    -- impairments in the value of the collateral underlying our investments;

    --  the degree and nature of our competition; and

    -- legislative or regulatory changes, including changes to laws governing the taxation of REITs.

    Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company's periodic filings with the SEC and the Company's final prospectus for its initial public offering, including the section entitled "Risk Factors." Copies of these documents are available on our web site at www.caplease.com and on the SEC's website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

    About the Company:

    Capital Lease Funding, Inc. (NYSE: LSE) is a net lease REIT focused on financing and investing in commercial real estate that is net leased primarily to single tenants with investment grade or near investment grade credit ratings. Typical tenants include large corporations, governmental and not for profit entities.


Capital Lease Funding, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)


(in thousands, except       For the three months   For the six months
 per share data)               ended June 30,        ended June 30,
                              2004       2003       2004       2003
----------------------------------------------------------------------
Revenues:
  Interest income from
   mortgage loans and
   securities              $   2,756  $   2,067  $   4,678  $   4,003
  Gain on sales of
   mortgage loans and
   securities                      -      4,350          -      5,959
  Other revenue                   43          9         86         17
----------------------------------------------------------------------
Total revenues                 2,799      6,426      4,764      9,979
----------------------------------------------------------------------
Expenses:
  Interest expense                 -        525        425        953
  Interest expense to
   affiliates                      -         51        231        214
  Loss on derivatives and
   short sales of
   securities                      -      2,600        724      3,612
  General and
   administrative expenses     1,989      2,051      3,897      3,855
  General and
   administrative
   expenses-stock based
   compensation                  334          -      3,167          -
  Loan processing expenses        33         26         69         79
----------------------------------------------------------------------
Total expenses                 2,356      5,253      8,513      8,713
----------------------------------------------------------------------
Net income (loss)          $     443  $   1,173  $  (3,749) $   1,266
----------------------------------------------------------------------
Earnings per share (pro
 forma for 2003)
  Net income (loss) per
   share, basic & diluted  $    0.02  $    0.29  $   (0.22) $    0.31
  Weighted average number
   of common shares
   outstanding, basic &
   diluted                    27,488      4,108     16,697      4,108



Capital Lease Funding, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2004 (unaudited) and December 31, 2003


(in thousands)
                                                  As of      As of
                                                June 30,  December 31,
                                                  2004        2003
----------------------------------------------------------------------
Assets                                          Unaudited
Cash and cash equivalents                      $   56,546  $    6,522
Mortgage loans held for sale                            -      71,757
Mortgage loans held for investment                106,778           -
Securities available for sale                      87,481      40,054
Structuring fees receivable                         4,691       5,223
Hedge account margin deposit                            -         500
Prepaid expenses and other assets                       -       1,040
Amounts due from affiliates and members                14          44
Receivables and other assets                        1,864         422
Derivative assets                                   3,332           -
Furniture, fixtures and equipment (net of
 depreciation)                                        199         211
----------------------------------------------------------------------
Total Assets                                   $  260,905  $  125,773
----------------------------------------------------------------------
Liabilities and Stockholders'
 Equity/Members' Capital
Accounts payable and accrued expenses          $    1,083  $    2,635
Borrower deposits and escrows                       1,317         175
Due to servicer and dealers                           310         347
Repurchase agreement obligations                        -      28,765
Repurchase agreement obligation due to
 affiliates and members                                 -      59,322
Derivative liabilities                                778         484
----------------------------------------------------------------------
Total Liabilities                                   3,488      91,728
Commitments and contingencies                           -           -
Stockholders' equity/members' capital:
  Preferred stock, $.01 par value, 100,000,000
   shares authorized, no shares issued and
   outstanding                                          -           -
  Common stock, $0.01 par value, 500,000,000
   shares authorized, 27,488,070  shares issued
   and outstanding at June 30, 2004                   275           -
  Additional paid in capital                      258,950           -
  Accumulated other comprehensive income            4,251           -
  Deferred compensation expense                    (2,310)          -
  Retained earnings                                (3,749)          -
  Members' capital                                      -      34,045
----------------------------------------------------------------------
Total Stockholders' Equity/Members' Capital       257,417      34,045
----------------------------------------------------------------------
Total Liabilities and Stockholders'
 Equity/Members' Capital                       $  260,905  $  125,773
----------------------------------------------------------------------

    CONTACT: Investor Relations/Media Contact:
             ICR, Inc.
             Brad Cohen, 212-217-6393
             bcohen@icrinc.com